Exhibit 4.11

SECOND AMENDMENT TO THE

FIRST RESTATEMENT OF THE

MERIT MEDICAL SYSTEMS, INC.

401(K) PROFIT SHARING PLAN AND TRUST

WHEREAS, Merit Medical Systems, Inc. (the “Principal Employer”) maintains the Merit Medical Systems, Inc. 401(k) Plan and related trust (the “Plan”) for the benefit of its employees and the employees of its participating affiliates, which Plan was initially adopted effective January 1991; restated in 2001 pursuant to the First Restatement of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan and Trust; and amended April 16, 2002 pursuant to the First Amendment to the First Restatement of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan and Trust.

WHEREAS, the Principal Employer desires to further amend the Plan document to reflect recent legislative changes under the Economic Growth and Tax Relief Reconciliation Act of 200, to permit participant-directed diversification of the investment of Non-Qualified Matching Contribution Accounts with respect to Employer Matching Contributions made on or after June 1, 2002, and to make certain other clarifications.

NOW, THEREFORE, the Principal Employer hereby amends the Plan as follows, effective as of January 1, 2002 except as otherwise provided below.

1.                                       The first sentence of the third paragraph of Article I, Section 11 of the Plan, the definition of “Compensation,” is amended to delete the figure “$150,000” and to substitute in lieu thereof the figure “$200,000.”

2.                                       Article I, Section 16 of the Plan, the definition of “Eligible Retirement Plan,” is amended to insert the following sentences in lieu of the second sentence thereof:

“Additionally, an Eligible Retirement Plan shall mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457 of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state that agrees to separately account for amounts transferred to such plan from this Plan.  The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is an alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code.”

3.                                       Article I, Section 45 of the Plan, the definition of “Salary Reduction Contributions,” is amended to read as follows:

“Salary Reduction Contributions.  The contributions made by the Employer on behalf of electing Participants pursuant to Article III A 2 below.  In the case of a Participant who has attained or will attain age 50 or older during the calendar year in question, the Participant’s Salary Reduction Contributions for the year shall be treated as “catch-up” contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code.  Such catch-up contributions shall not be taken into account for purposes of applying the required limitations of Sections 402(g) and 415 of the Code and shall be disregarded in applying the provisions of the Plan that implement the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b) and 416 of the Code.”

4.                                       The second sentence of Article III B 1(a) of the Plan is amended to read as follows:

“A Participant’s Contribution Rate shall be any whole number percentage from zero percent (0%) to one hundred percent (100%) as designated by the Participant under such uniform and non-discriminatory procedures as the Administrator may direct.”

5.                                       The second sentence of Article III B 1(d) of the Plan is amended to substitute the phrase “six (6) months” for the phrase “twelve (12) months” and to delete clause (ii) thereof, effective January 1, 2002 with respect to all Participants who received hardship distributions in 2001 or later years.

6.                                       Article III B 3 (a) of the Plan is amended to read as follows:

“No Salary Reduction Contributions or other Elective Deferrals shall be made on behalf of any Participant for any calendar year in excess of the dollar limitation in effect under Code Section 402(g) at the beginning of the year; provided, however, that this limitation will not apply to any Salary Reduction Contributions treated as catch-up contributions under Code Section 414(v).

7.                                       The first clause of Article III B 4 (c) of the Plan is amended to read as follows:

“For purposes of this Article III B, the following definitions shall apply:”

8.                                       Article III B 4 (c) (1) of the Plan is amended to add the following sentence at the end thereof:

“Any provision herein to the contrary notwithstanding, ADP shall be computed without regard to Salary Reduction Contributions that are catch-up contributions within the meaning and limitations of Section 414(v) of the Code.”

9.                                       Article III B 6 of the Plan, the “multiple use test,” is hereby deleted.

10.                                 Article III B 7 of the Plan is hereby amended to delete paragraphs (b) and (c) thereof.

11.                                 Article III C of the Plan is amended to read as follows:

“Total Contributions.  A Participant may, with the consent of the Plan Administrator, rollover to the Plan, directly or indirectly, an eligible rollover distribution from (i) a qualified plan described in Sections 401(a) or 403(a) of the Code (excluding after-tax contributions), (ii) an annuity contract described in Section 403(b) of the Code (excluding after-tax contributions); (iii) an eligible plan maintained by a state, political subdivision of a state, or agency or instrumentality of a state or political subdivision of a state; or (iv) an individual retirement account or annuity described in Sections 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in the Participant’s gross income.  Likewise the Plan may accept a direct trustee-to-trustee transfer of assets from another retirement plan qualified under Code Section 401(a) not constituting a taxable distribution or rollover on behalf of a Participant. No rollover or trustee-to-trustee, non-rollover transfer (collectively a “Transfer Contribution”) shall be accepted unless the Plan Administrator determines that such contribution is permissible and will not adversely affect the tax-exempt status of the Plan or require amendment of the Plan to require optional forms of benefit not otherwise available.  All Transfer Contributions shall be credited to the Participant’s Transfer Account when received by the Plan Trustees. A Participant’s Vested Benefit shall include one hundred percent (100%) of the Accrued Benefit of his or her Transfer Account.”  Any provision in this Plan to the contrary, a Participant’s Transfer Account balance shall be disregarded in determining whether the Participant’s Vested Benefit exceeds the Applicable Amount for purposes of the involuntary cash-out rules of Article VI C 4 unless the Transfer Account contains amounts received through a direct trustee-to-trustee, non-rollover transfer.

12.                                 Clause (2) of Article IV E 1 (a) of the Plan, the definition of “Annual Addition” is amended to read as follows:

“all Salary Reduction Contributions (including Excess Elective Deferrals and Excess Contributions) other than amounts that constitute catch-up contributions under Section 414(v) of the Code.”

13.                                 Article IV E 1 (d) of the Plan is amended to substitute the figure “$40,000” for the figure “$30,000.”

14.                                 Article IV E 1 (i) of the Plan is amended to substitute the phrase “one hundred percent (100%)” for the figure “(25%).”

15.                                 Article VI C 1 (b) of the Plan is amended to add the following clause at the end thereof:

“unless the Participant or Beneficiary elects to defer distribution to a date no later than that permitted under the other provisions of the plan requiring commencement.”

16.                                 The first sentence of Article VI C 2 of the Plan is amended to substitute the phrase “Article VI C 1 above” for the phrase “Article VI C 1(a) above.”

17.                                 Article VI D 3 (b) of the Plan is amended to delete the reference to  “twelve (12) months” and to substitute in lieu thereof the phrase “six (6) months” effective January 1, 2002 with respect to all Participants who received hardship distributions in 2001 or later years.

18.                                 Effective June 1, 2002, the proviso clause at the end of Article X B 2 (a) of the Plan is hereby deleted and the following language is added in lieu thereof:

“ provided, however, that all shares of Employer stock held in Non-Qualified Matching Contribution Accounts as of May 31, 2002 plus any additional shares of Employer Stock received as a stock dividend or as a stock split with respect  to such May 31, 2002 shares shall continue to be invested in shares of Employer Stock on and after June 1, 2002, except to the extent the Employer otherwise directs.” Although the Plan is intended to invest in Employer Stock, the Employer does not require that any contributions made on or after June 1, 2002 be invested in Employer Stock.”

19.                                 Effective June 1, 2002, Article XI A 1 of the Plan is amended to add the following sentence at the end thereof:

“Effective on and after June 1, 2002, Participants may also self-direct the investment of their Regular Accounts and Non-Qualified Matching Contribution Accounts (other than the pre-June 1, 2002 portion of Non-Qualified Matching Contribution Accounts required to be invested in Employer Stock as described in Article X B 2 (a)) in the same manner and subject to the same procedures and limitations as apply to Elective Deferral and Transfer Accounts.”

20.                                 The first sentence of Article XII B 4 is amended to substitute the phrase “fifty percent (50%) of his entire right, title and interest in the Trust Fund” for the phrase “his entire right, title and interest in the Trust Fund.”

21.                                 Article XVI A 3 of the Plan, defining “Key Employee” is amended to read as follows:

“Key Employee.  Any Employee or former Employee (including a deceased Employee) who at any time during the Plan Year containing the Determination Date was (a) an officer of the Employer having annual Compensation in excess of $130,000 (as adjusted under Code Section 416(i) after December 31, 2002); (b) a five–percent owner of the Employer; or (c) a one-percent owner of the Employer with annual Compensation of more than $150,000.  For this purpose, “Compensation” means compensation as defined in Section 415(c)(3) of the Code.  The determination of who is a Key Employee will be made in accordance with Code Section 416(i) and the Regulations and other generally applicable guidance issued thereunder.”

22.                                 Article XVI A 5 of the Plan, defining “Present Value” is amended to read as follows:

“Present Value and Account Balances.  In the case of a defined benefit plan, the present value of a Participant’s accrued benefit will be determined under that plan’s interest and mortality assumptions for valuing lump sum distributions.  In the case of this Plan or any other defined contribution plan, the account balances of a Participant are one hundred percent of the Participant’s accrued benefit.  In determining present values and account balances as of any Determination Date the following rules will apply.  First, the present value of any accrued benefit and account balance will be increased by any distribution made to the Participant under this Plan or any aggregated plan during the one-year period ending on the Determination Date.  The prior sentence will also apply to distributions under terminated plans during the one-year period that would have been aggregated with this Plan under Section 416(g)(1)(A)(i) of the Code.  Second, in the case of any distribution made for a reason other than death, disability or Separation from Service, five-years will be substituted for one-year for purposes of this provision. Third, the accrued benefits and account balances of any Participant who has not performed services for the Employer during the one-year period ending on the Determination Date shall be disregarded.”

23.                                 The Plan is amended to (i) delete the parenthetical phrases  “(including any part of any account balances distributed in the five (5) year period ending on the Determination Date)” that appear in the first sentence of Article XVI A 8 (a) of the Plan; and (ii) delete the second sentence of the first paragraph of Article XVI A 8 (c).

24.                                 The third sentence of Article XVI B 1 is amended to read as follows:

“Salary Reduction Contributions shall not be taken into account for purposes of satisfying the top-heavy minimum contribution and allocation rule.”

25.                                 Except as modified above, the First Restatement of the Plan, as previously amended, is hereby ratified and continued in accordance with its original terms.

IN WITNESS WHEREOF, the Principal Employer has caused this Second Amendment to be executed by its duly authorized officer this 26th day of July, 2002.

MERIT MEDICAL SYSTEMS, INC.

By:	/S/
Its:

Seen and Approved by Zions Bank as Plan Trustee this 11th day of October, 2002.

ZIONS BANK, Trustee

By:	/S/
Its: